UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 1, 2015

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Schmidtberger, Esq.

James C. Munsell, Esq.

c/o Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

and

Amy R. Doberman

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 1, 2015, ProShares Capital Management LLC on behalf of ProShares Trust II (the “Trust”) issued a press release announcing reverse share splits (the “Reverse Splits”) on certain series of the Trust, as detailed in the chart below. The Reverse Splits will not change the value of a shareholder’s investment.

The following five funds (“Affected Funds”)will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
BOIL	Ultra Bloomberg Natural Gas	1:4	74347W122	74347W296
UCD	Ultra Bloomberg Commodity	1:4	74347W106	74347W288
YCL	Ultra Yen	1:4	74347W866	74347W270
UVXY	Ultra VIX Short-Term Futures	1:5	74347W346	74347W312
UCO	Ultra Bloomberg Crude Oil	1:5	74347W650	74347W320

All reverse splits will be effective at the market open on May 20, 2015, when the Affected Funds will begin trading at their post-split price. The ticker symbols for the Affected Funds will not change. The shares of each Affected Fund will be issued a new CUSIP number, listed above.

The reverse splits will increase the price per share of each Affected Fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-4 reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the net asset value of a pre-split share.

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-to-4 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to the shareholder’s broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

The press release also includes information relating to additional funds, none of which are series of the Trust.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2015

ProShares Trust II

By:

/s/ Todd B. Johnson
Todd B. Johnson
Principal Executive Officer